UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 7, 2005

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway
Hillsboro, Oregon  97124

(Address of principal executive offices, including zip code)

(503) 615-9000
(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 7, 2005, TriQuint Optoelectronics, Inc. (the “Company”), a wholly-owned subsidiary of TriQuint Semiconductor, Inc. (“TriQuint”), entered into a purchase and sale agreement to sell to Anthem Partners, LLC (“Anthem”) the land and building and related facilities occupied by TriQuint’s optoelectronic operations in Breinigsville, Pennsylvania (the “Agreement”).

Pursuant to the Agreement, the Company and Anthem have agreed to negotiate in good faith a lease for approximately 80,000 square feet of the 849,000 square foot facility for the Company’s continuing operations based upon the general terms set forth in the Agreement.  The lease term will be two years from the closing of the sale, with an option to renew and the lease will be assignable to third parties provided that the Company guarantees the payments due under the initial two year term.  The Agreement also provides Anthem with the right to terminate the Agreement up until April 6, 2005 for any or no reason.  The sale is subject to customary closing conditions and is scheduled to occur within approximately 90 days from the date of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Raymond A. Link
Raymond A. Link
Vice President, Finance and Administration, Chief Financial Officer and Secretary

Date:  March 11, 2005